EXHIBIT 10.1

Consilium Investment Management, LLC

3101 N. Federal Highway, Suite 502 Fort Lauderdale, FL 33306
Tel: +1 (954) 315-9380 Fax: +1 (954) 779-1803
www.consimllc.com

April 21, 2014

Mr. Michael Romer Interim CEO
Panache Beverage, Inc.
150 5th Avenue, 3rd Floor
New York, NY  10010

VIA EMAIL

Dear Mr. Romer:

I am writing to you in reference to the Financial Advisor Agreement (the “Agreement”) dated November 28, 2012 by and between Panache Beverage, Inc. and Consilium Investment Management, LLC (“Consilium”). Please be advised that Consilium is today exercising its right under paragraph 7 of the Agreement to unilaterally terminate, and with this letter, providing the required 30-day notice.

Given Panache Beverage, Inc.’s current financial circumstances, I respectfully request the waiver of the notice period by mutual consent. Please provide your response in the affirmative if you are in agreement.

Yours sincerely,
Charles T. Cassel, III Managing Director
Consilium Investment Management, LLC